Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2014, with respect to the financial statements and schedule of Cadence Pharmaceuticals, Inc. included in the proxy statement of Mallinckrodt plc that is made a part of Amendment No. 1 to the Registration Statement (Form S-4) and prospectus of Mallinckrodt plc.

/s/ Ernst & Young LLP

San Diego, California

July 11, 2014